Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 13, 2010, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of Resource America, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Resource America, Inc. on Forms S-8 (File No. 333-158557, effective April 13, 2009; File No. 333-126344, effective July 1, 2005, File No. 333-105615, effective May 28, 2003; File Nos. 333-98505 and 333-98507, effective August 22, 2002; File No. 333-81420, effective January 25, 2002 and File No. 333-37416, effective May 19, 2000).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
December 13, 2010